Exhibit 10.69

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2006 (the “Agreement Date”), by and between DTS, Inc., a Delaware corporation (“DTS”), and Avica Technology Corporation, a California corporation (“Avica”).

1              DEFINITIONS

All defined or abbreviated terms in this Agreement have the meaning assigned to them in this Agreement and will apply both to their singular and plural forms, as applicable.  “H/herein,” “hereof” and “hereunder” or similar expressions refer to this Agreement.  All references to “Section” refer to sections in this Agreement, and all references to “Exhibit” are to Exhibits A, B, and C attached and incorporated hereto.  Except where expressly identified, all references to “days” are to calendar days.  DTS and Avica are individually sometimes referred to in this Agreement as a “party” and collectively as the “parties.”

1.1          “Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

1.2          “Avica Products” means all of Avica’s product lines in existence, and any other products or technologies under development by or on behalf of Avica, as of the Closing Date, including ***.

1.3          “business day” (whether such term is capitalized or not) means any day other than Saturday, Sunday or a legal holiday that banks located in Los Angeles, California are closed for business.

1.4          “Confidential Information” means with respect to a party hereto (the “Disclosing Party”), collectively:  (i) all technical, financial and/or business information of any kind whatsoever, including all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, source code, object code, tapes, printouts and other printed, typewritten or handwritten documents, specifications, systems, schemas, methods (including delivery, storage, receipt, transmission, presentation and manufacture of audio, video, informational or other data or content), strategies, business or marketing development plans, customer lists, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures, information regarding the skills and compensation of the Disclosing Party’s employees, information concerning the actual or anticipated business, research or development of the Disclosing Party or its actual or potential customers or partners, information which is or has been generated or received in confidence by or for the Disclosing Party by or from any person; (ii) any and all tangible and intangible embodiments thereof of any kind whatsoever including all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents, samples, prototypes, models, products and the like; and (iii) any extensions or derivatives thereof of any kind whatsoever.  Notwithstanding the foregoing, Confidential Information does not include information that the Recipient proves:  (a) is or becomes generally known to the public through no fault or breach of this Agreement by the Recipient; (b) is known to the Recipient at the time of disclosure without an obligation of confidentiality; (c) is entirely independently developed by the

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Recipient without any access or reference to or use of the Disclosing Party’s Confidential Information; (d) the Recipient rightfully obtains from a third party without restriction on use or disclosure; or (e) is disclosed publicly with the prior written approval of the Disclosing Party.  Information shall not be deemed to be in the public domain solely as a result of the individual elements being separately found in the public domain.

1.5          ***

1.6          “Derivative Work” means a work that is based on or derived from the Licensed Products or Documentation, including any improvements, developments, alterations, derivatives, updates, revisions, enhancements, modifications, translations, abridgments, condensations, expansions or any other form in which a Licensed Product or the Documentation may be recast, transformed or adapted.  For purposes of this Agreement, a “Derivative Work” also includes any compilation that incorporates a Licensed Product or the Documentation.

1.7          “Documentation” means all documentation relating to the Licensed Products provided by Avica to DTS.

1.8          “Encumbrance” means any mortgage, pledge, security interest, lien, option, charge, claim, covenant, condition, restriction, encumbrance or any third-party claim of any kind or nature whatsoever.

1.9          “Engineering Tools” means all product and sub-system architectural designs, electrical schematics, printed circuit board designs, mechanical design drawings, fabrication drawings, binary images and source files for all programmable parts, software tools, including those for compiling programmable part source files, test jigs (including electrical, mechanical and software design files used to create the test jigs), test procedures, test software (including source files, build scripts, tools for building the test software), product software in the form of disk image files, Source Code, build scripts, all software tools invoked by the build scripts, Source Code and build scripts for any software or hardware tools that were developed by or on behalf of Avica that directly or indirectly relate to the Avica Products.

1.10        “Errors” means any reproducible error, omission or defect in a Licensed Product that creates a material adverse affect to the Licensed Product and/or the ability to use the Licensed Product as intended.

1.11        “Field” means any fields of use other than military applications.

1.12        “GAAP” means United States generally accepted accounting principles consistently applied.

1.13        “Intellectual Property Rights” or “IP” means any and all patents (and reissues, divisionals, continuations, continuations-in part, and extensions thereof), patent rights (including patent applications, renewals and disclosures), business processes, manufacturing or development plans, trademarks, trade names, service marks, service names, goodwill, trade secrets, know-how, designs, mask works, copyrights, moral rights, database rights, and any other form of proprietary protection, or any applications for the foregoing, which arise or are enforceable under the laws of the U.S. or any other jurisdiction or any bi-lateral or multi-lateral treaty regime.

1.14        “Licensed IP” means the Owned IP and Third Party IP.

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1.15        “Licensed Products” means one or more products, the development, improvement, manufacture, license, sale or any other use of which by DTS or its sublicensees, or the intended use of which incorporate or use Licensed IP or which are covered in whole or in part by a valid claim under the patents and patent applications included in the Licensed IP.  For purposes of this Agreement, “Licensed Products” includes the Avica Products and the Engineering Tools, including any or all portions or components thereof.

1.16        “Licensed Services” means the development or performance of one or more services by DTS or a sublicensee for or on behalf of DTS or a third party, which development or performance incorporates or uses Licensed IP or which is covered in whole or in part by a valid claim under the patents and patent applications included in the Licensed IP.

1.17        “Object Code” means software assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling or reverse engineering.

1.18        “Operative” means substantially conforming to the Specifications and otherwise performing substantially in accordance with the applicable performance standards and functioning without Errors.

1.19        “Option Agreement” means that certain Option Agreement, entered into by the parties as of the date hereof.

1.20        “Owned IP” means all Intellectual Property Rights owned by Avica, as set forth on Exhibit A.

1.21        “Publicly Available Software” means each of (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or through similar licensing or distribution models; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge.  Publicly Available Software includes software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following, including: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) The Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL), and (G) the Apache Server license.

1.22        “Related Agreements” means the Option Agreement, the Voting Agreement, the Escrow Agreement and all other agreements entered into in connection therewith.

1.23        “Source Code” means software written in programming languages, including all comments and procedural code, such as job control language statements, in a form intelligible to trained programmers and capable of being translated into Object Code for operation on computer equipment through assembly or compiling, and, to the extent available, accompanied by documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the software in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the software without undue experimentation.

1.24        “Specifications” means the descriptions, functionality requirements, features, performance criteria, attributes, technical characteristics and components of the Licensed Products.

1.25        “Avica Stockholders” means the holders of the shares of Avica’s Common Stock.

1.26        “Thirty Party IP” means all Intellectual Property Rights licensed to Avica or any of its subsidiaries by a third party pursuant to a Third Party License or Third Party Licenses that are currently used in the conduct of Avica’s business (as conducted or as such business is presently contemplated to be conducted) or are relevant to the Field, as set forth on Exhibit A.  For purposes of this Agreement, “Third Party IP” includes the Publicly Available Software identified on Exhibit A.

1.27        “Third Party License(s)” means all written or verbal contracts, licenses and agreements to which Avica or any of its subsidiaries is a party and pursuant to which a third party has licensed or transferred any Third Party IP to Avica or any of its subsidiaries as of the Agreement Date (excluding commercial off-the-shelf or shrink wrap licenses of computer software), as set forth on Exhibit A.

1.28        “Transition Period” means the period beginning on the Agreement Date and ending on the License Closing Date.

1.29        “Territory” means worldwide.

1.30        “Voting Agreement” shall have the meaning set forth in the Option Agreement.

2                                         DELIVERABLES

2.1          Delivery.   Within five (5) days after the Agreement Date, Avica shall deliver to DTS, at a minimum, the following to the extent within Avica’s possession or reasonable control (individually and collectively, the “Deliverables”):

2.1.1       one (1) copy of the Source Code for each Avica Product in softcopy form;

2.1.2       one (1) copy of the Object Code for each Avica Product in softcopy form;

2.1.3       one (1) copy of the Documentation in softcopy form;

2.1.4       a complete disk image of each build system needed to build each Avica Product, including the complete Source Code control database, all current commercial build tools, all custom-built software tools and complete build scripts (provided that DTS will be responsible for obtaining necessary licenses for all commercial off-the-shelf or shrink wrap computer software, which shall be identified in writing by Avica within five (5) days after the Agreement Date);

2.1.5       complete design and manufacturing documentation for all printed circuit boards used in each Avica Product, including a complete disk image of the circuit board design system, including all current versions of schematic and printed circuit board source files and current software tools for making Gerber files and drill drawings for each Avica Product;

2.1.6       complete design and manufacturing documentation for all mechanical components for each Avica Product, including a complete disk image of the mechanical design system, including all current versions mechanical drawings and current software tools, including all assembly and fabrication drawings and packaging designs;

2.1.7       a complete disk image of the Avica Product documentation system, including complete sources for all manuals of any kind; and

2.1.8       full manufacturing records, including detailed purchasing information for every build cycle for each Avica Product, including full details for any sub-contracted manufacturing, including mechanical parts and printed circuit boards, as well as sub-system suppliers, printers and packaging suppliers.

2.2          Acceptance.  DTS shall have a period of thirty (30) days from the date of delivery of the Deliverables as provided in Section 2.1 for inspection and testing (the “Acceptance Testing”) of such Deliverables to ascertain that such Deliverables (i) are Operative; and (ii) substantially conform to the Documentation (the “Acceptance Criteria”).  At the conclusion of Acceptance Testing, DTS will inform Avica in writing whether the Source Code is accepted or rejected for failure to satisfy the Acceptance Criteria.  If the Source Code is properly rejected, Avica, at its own expense and at no cost to DTS, will use the remaining time during the Transition Period to satisfy the Acceptance Criteria and re-deliver the Source Code to DTS.

2.3          Engineering Tool Updates.  During the Transition Period, Avica shall provide DTS, at its own expense and at no cost to DTS, with any updates of the Engineering Tools to the extent such updates are within Avica’s possession or reasonable control.

3              LICENSES

3.1          Licensed Products.  Subject to the terms and conditions of this Agreement, and effective as of the License Closing, Avica hereby grants to DTS an exclusive (even as to Avica, but subject to the Permitted Encumbrances), irrevocable, fully paid-up, royalty-free, license and right during the License Term to (the “Exclusive License”):

3.1.1       develop, produce or have produced Derivative Works, make, have made, use, sell, offer for sale, have sold, import, export, reproduce, perform, display, distribute, have distributed and otherwise exploit Licensed Products and Licensed Services within the Field in the Territory; and

3.1.2       allow others to exercise any such rights on behalf of DTS, including the right to sublicense any and all of the rights in Sections 3.1.1 to a third party; provided, however, that DTS shall not, without Avica’s prior written consent, have the right to enter into any sublicense(s) (whether in a single transaction or pursuant to a series of transactions) that would have the effect of transferring all or substantially all of DTS’ rights and obligations under the Exclusive License with respect to commercialization of the Licensed IP to one or more unaffiliated third parties.

3.2          Documentation.  Subject to the terms and conditions of this Agreement, Avica hereby grants to DTS an exclusive (even as to Avica, but subject to the Permitted Encumbrances), irrevocable, fully paid-up, royalty-free, license and right during the License Term to:

3.2.1       use and reproduce the Documentation to support the license rights granted in Section 3.1;

3.2.2       modify the Documentation to produce or have produced Derivative Works thereof; and

3.2.3       distribute the Documentation and any Derivative Works thereof directly or through DTS’ channels of distribution to end users in conjunction with the marketing, sale, support and maintenance of the Licensed Products, Licensed Services and/or DTS’ products and services.

3.3          Exclusivity.  For the avoidance of doubt, except as otherwise specifically stated herein, Avica acknowledges and agrees that during the License Term, notwithstanding anything to the contrary expressed or implied herein, Avica shall not, without DTS’ prior written consent, directly or indirectly create, develop, grant further licenses, distribute, market, make, use, sell, import, export or otherwise commercialize or make available any products in, for, or provide any services to any third party in the Field.

3.4          End User License Agreements.  The end users’ use of the Licensed Products will be governed by and subject to an end user license agreement, which will be reasonably similar to the end user license agreements DTS generally uses for its own products or services.

4                                         OWNERSHIP

4.1          Reservation of Rights.

4.1.1       Subject only to the licenses and rights specifically granted herein to DTS, as between the parties, Avica and its licensors shall retain ownership of all rights, title and interest in and to the Licensed IP, the Avica Products and the Documentation, and all copies thereof.

4.1.2       Each party reserves all rights not expressly granted in this Agreement, and no licenses are granted by either party to the other under this Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein.

4.2          Ownership of Derivative Works.

4.2.1       Subject to the provisions in Section 4.1 and 16.7, DTS shall have sole and exclusive ownership of all right, title and interest in and to the Derivative Works of the Licensed Products or Documentation created or developed by or on behalf of DTS, all copies thereof, and all modifications and enhancements thereto (including ownership of all Intellectual Property Rights pertaining thereto, but excluding ownership of any underlying Intellectual Property Rights owned by Avica prior to the Agreement Date).  Upon DTS’ request, Avica shall assist DTS in every reasonable way, including by executing appropriate documents, at DTS’ expense and request, to secure for DTS’ benefit all Intellectual Property Rights in and to the Derivative Works (other than any underlying Intellectual Property Rights owned by Avica prior to the Agreement Date).  If Avica is unable to fulfill its obligations under this Section 4.2.1, Avica hereby constitutes and appoints DTS the true and lawful attorney of Avica, with full power of substitution, in the name of Avica, for the benefit of DTS to execute and deliver all such assignments, assurances or other documents, and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Derivative Works.

4.2.2       Notwithstanding anything herein to the contrary, DTS may choose to develop or not to develop such Derivative Works at its sole option, and DTS is not obligated to develop such Derivative Works.

4.3          Joint Intellectual Property Rights.

4.3.1       DTS and Avica do not anticipate that any jointly created or developed Intellectual Property Rights will arise as a result of the relationship between the parties.  Nevertheless, as the possibility of jointly created or developed Intellectual Property Rights cannot be entirely ruled out, and in order to avoid the formidable legal and business complications associated with joint intellectual property ownership, the parties hereby allocate ownership of all jointly created or developed Intellectual Property Rights (the “Joint IPRs”) solely to DTS.  Upon DTS’ request, Avica shall assist DTS in every reasonable way, including by executing appropriate documents, at DTS’ expense and request, to secure for DTS’ benefit all Intellectual Property Rights in and to the Joint IPRs.  If Avica is unable to fulfill its obligations under this Section 4.3.1, Avica hereby constitutes and appoints DTS the true and lawful attorney of Avica, with full power of substitution, in the name of Avica, for the benefit of DTS to execute and deliver all such assignments, assurances or other documents, and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in or to the Joint IPRs.

4.3.2       For the avoidance of doubt, DTS does not license to Avica, and Avica has, and shall have, no rights with respect to, any of DTS’ Intellectual Property Rights, including Joint IPRs, under this Agreement.

4.4          Trademarks.

4.4.1       During the License Term, Avica hereby grants to DTS an exclusive (even as to Avica, but subject to the Permitted Encumbrances), worldwide, royalty-free and limited license and right to use the name, logos, trademarks and service marks of Avica set forth on Exhibit B (“Marks”) solely in the Field in connection with DTS’ rights and obligations under this Agreement.  DTS’ use of the Marks shall comply with Avica’s trademark guidelines, as provided by Avica to DTS in writing from time to time.  Subject only to the licenses and rights specifically granted herein to DTS, DTS acknowledges that Avica owns all Intellectual Property Rights in the Marks.

4.4.2       DTS agrees to use its commercially reasonable efforts to maintain trademark registrations for the Marks in the jurisdictions identified on Exhibit B (the “Key Marks”) for a period beginning on the Agreement Date and ending on the third anniversary of the Agreement Date; provided, however, that such obligation shall apply solely to the extent that, in DTS’ reasonable judgment, such Key Marks do not infringe upon the rights of any third party.  In the event that DTS, in its sole discretion, determines not to maintain the trademark registrations for the Key Marks in any of the jurisdictions identified on Exhibit B following expiration of such three-year period, during the remainder of the License Term following expiration of such three-year period, (i) DTS shall provide written notification to Avica of such decision, and (ii) Avica shall have the right to take any reasonable actions to maintain such registrations that DTS does not maintain.

4.4.3       Avica, at DTS’ request and expense, shall during the License Term: (i) execute all applications for trademark registrations, assignments or other applicable documents and (ii) perform any other act reasonably necessary for DTS to secure or maintain any and all of the Mark rights in any country in which DTS is marketing a product or service in association with a Mark.

4.4.4       Subject to the other provisions of this Section 4.4, the parties acknowledge and agree that DTS, in its sole discretion, is entitled to reproduce, market, distribute, sell and sublicense the Licensed Products and Licensed Services under DTS’ own name, trademarks or other designations of origin.

5                                         DTS OBLIGATIONS

DTS agrees to provide training and support to its sales and marketing personnel and representatives to enable them to market and distribute the Licensed Products and Licensed Services in the Field during the License Term.

6              AVICA OBLIGATIONS

6.1          Knowledge Transfer.  During the Transition Period, Avica shall begin the knowledge transfer process relating to the Licensed IP, Avica Products and Documentation and shall otherwise work cooperatively with DTS to prepare DTS to exploit the licenses and rights granted herein.

6.2          Referrals.  During the License Term, Avica shall refer to DTS all inquiries and prospects that would be reasonably likely to be relevant to a transaction involving a Licensed Product or Licensed Service in the Field.

6.3          Insurance.  During the License Term, Avica shall obtain and maintain the following insurance policies (to the extent applicable):  (i) workers’ compensation; and (ii) fire, liability and other forms of insurance as required under Third Party Licenses or other agreements relating to the Licensed IP.  Avica shall be given 30 days to cure any breach of this Section 6.3, as long as such breach is not a violation of Avica’s obligations to comply with applicable laws.

7                                         CONSIDERATION

7.1          Fees.  Subject to the terms and conditions of this Agreement, as consideration for the Exclusive License, at the License Closing, DTS shall:

7.1.1       pay $500,000 in cash to Avica; and

7.1.2       deposit $4,500,000 into an escrow account (the “Liability Escrow”) to be established with a third party escrow agent selected by DTS (the “Escrow Agent”), subject to the terms and conditions set forth in an escrow agreement to be entered into by DTS, Avica and the Escrow Agent (the “Escrow Agreement”).

7.2          Liability Escrow.

7.2.1       Avica shall identify all of its liabilities on a schedule (the “Schedule of Liabilities”) in the Escrow Agreement, and Avica shall represent and warrant to DTS that the liabilities listed on the Schedule of Liabilities represent all liabilities of Avica as of the License Closing.  The Schedule of Liabilities may be amended from time to time by mutual written consent of the parties.  Upon execution of this Agreement, Avica shall deliver to DTS a schedule of all of Avica’s liabilities as of the date hereof, including the identity of each creditor and the total amount owed, together with a certificate of the Chief Executive Officer of Avica certifying that such Schedule of Liabilities is true, accurate and complete in all respects as of Agreement Date.

7.2.2       Until all of the liabilities listed on the Schedule of Liabilities are satisfied in full by Avica as described in the Escrow Agreement, the Liability Escrow shall be used solely to satisfy such liabilities.  Only after the Escrow Agent has received an executed release from each creditor listed on the Schedule of Liabilities pursuant to the terms and conditions set forth in the Escrow Agreement and the liabilities listed on the Schedule of Liabilities have been satisfied in full as described in the Escrow Agreement, the Escrow Agent shall distribute to Avica all funds that remain in the Liability Escrow.

7.3          Additional Consideration.  Within thirty (30) days of revenue recognition (in accordance with GAAP) with respect to the sale by DTS of *** (provided such revenue recognition has occurred within three years of the Agreement Date), DTS will pay to Avica as follows:

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7.3.1       a one-time cash payment of $1,500,000 upon ***

7.3.2       an additional one-time cash payment of $1,000,000 upon ***; and

7.3.3       an additional one-time cash payment of $350,000 upon ***.

For the avoidance of doubt, in order for the amount specified in any of Sections 7.3.1, 7.3.2 or 7.3.3 to become payable, it is not necessary to first satisfy the conditions precedent in the other of such subsections; provided, however, that ***.

7.4          Audit Rights.  During the License Term, DTS shall keep accurate records in sufficient and customary detail such that the amounts payable under Section 7.3 may be verified.  No more frequently than once every twelve months, DTS will permit an independent audit of its relevant financial records directly relating to the Exclusive License for the sole purpose of verifying the accuracy of any and all payments required by DTS under Section 7.3.  Such audit shall be requested with at least twenty (20) business days’ prior written notice, conducted during normal business hours, and situated on DTS’ premises or such other location as DTS in its sole reasonable opinion shall determine.  The audit must be conducted in strict confidence and by an independent auditor reasonably acceptable to DTS, who is bound by a written confidentiality agreement with provisions that are at least as protective of DTS’ Confidential Information as those set forth in this Agreement.  The audit must further be conducted at Avica’s expense, unless the audit determines that DTS underpaid Avica, in which case (i) the amount of such underpayment shall immediately become due and payable by DTS to Avica and (ii) DTS shall reimburse Avica for the reasonable, documented costs of such audit.

7.5          Payment.  DTS shall pay all amounts due under this Agreement in U.S. dollars by wire transfer in same day funds to Avica’s account at *** as follows:

***

***

or at such other account as Avica may provide to DTS in a written notice pursuant to Section 14.

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8                                         CONFIDENTIALITY

A party receiving or having access to Disclosing Party’s Confidential Information (each, a “Recipient”) will not use Disclosing Party’s Confidential Information except as permitted herein, and will not disclose, except as expressly permitted herein, such Confidential Information to any third party except to Recipient’s employees and consultants as is reasonably required in connection with the exercise of Recipient’s rights and obligations under this Agreement (“Authorized Representatives”).  Each Recipient will ensure that each of its Authorized Representatives, before obtaining access to the Disclosing Party’s Confidential Information, is bound by a written confidentiality agreement, with provisions to protect such Confidential Information at least as restrictive as those contained herein.  Each Recipient shall be responsible for any breach of this Section 8 by its Authorized Representatives.  Each Recipient agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Disclosing Party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information.  Such measures shall include the highest degree of care that Recipient utilizes to protect its own Confidential Information of a similar nature, which shall be no less than reasonable care.  However, each Recipient may disclose Confidential Information of Disclosing Party:  (i) pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that Disclosing Party gives reasonable notice to the other party to contest such order or requirement; and (ii) on a confidential basis to legal or financial advisors who shall be deemed to be Authorized Representatives hereunder.  Whether or not a protective order or other such remedy is obtained, or whether the Disclosing Party waives compliance with the provisions hereof, Recipient agrees to (a) furnish only that portion of the Confidential Information that Recipient is legally required to furnish or disclose and (b) exercise Recipient’s reasonable efforts to obtain assurance that confidential treatment is accorded such Confidential Information.  Upon expiration or termination of the Agreement for any reason, Recipient shall promptly destroy or return to the Disclosing Party (as the Disclosing Party shall instruct) all documents and other tangible materials representing the Disclosing Party’s Confidential Information and all copies thereof, and purge all electronic copies or other representations thereof that are under Recipient’s direct or indirect control.  Notwithstanding the foregoing, either party’s legal counsel shall be permitted to retain one (1) copy of all such Confidential Information in its records for archival purposes, provided such Confidential Information remains subject to the terms and conditions set forth in this Section 8.

9                                         REPRESENTATIONS AND WARRANTIES

9.1          Avica hereby represents, warrants and covenants to DTS that, except as set forth on Schedule 9.1 attached hereto:

9.1.1       Avica has the full right and power and legal capacity and authority to enter into and perform according to the terms of this Agreement.

9.1.2       As of the License Closing Date, Avica has secured valid written assignments from all current employees and current and former consultants who contributed to the creation or development of the Owned IP of such person’s ownership interest therein.  To the best of Avica’s knowledge, none of the employees or consultants of Avica is in violation thereof and no such rights vest with anyone other than Avica.

9.1.3       All employees of, consultants to or vendors of Avica with access to confidential information of Avica are parties to written agreements under which each such employee, consultant or vendor is obligated to maintain the confidentiality of confidential information of Avica.

To the best of Avica’s knowledge, none of the employees, consultants or vendors of Avica or any of its subsidiaries is in violation of such agreements.

9.1.4       Avica is the sole owner of the entire right, title and interest in and to each item of the Owned IP, free and clear of any Encumbrances, other than the Permitted Encumbrances.

9.1.5       The Licensed IP includes all of the Intellectual Property Rights used in the conduct of the business of Avica as it has been conducted to date.

9.1.6       To the best of Avica’s knowledge, no right, license, lease, consent or other agreement is required with respect to any Intellectual Property Right for the conduct of the business of Avica as it has been conducted to date other than the Third Party Licenses.  Avica is entitled to use the Third Party IP in the ordinary course of business.

9.1.7       To the best of Avica’s knowledge, the patents included in the Owned IP and, to Avica’s actual knowledge, the patents included in the Licensed IP (i) are in good standing, all without challenge of any kind; (ii) are valid and enforceable; and (iii) have not been adjudged invalid or unenforceable in whole or part.

9.1.8       All Owned IP, including any registrations and applications therefor, have been duly maintained and all filing fee(s), maintenance fee(s), annuity fee(s) or renewal fee payment(s) for each jurisdiction in which each patent, patent application, trademark, trademark application, trade name, trade name registration, brand name, brand name registration, service mark, service mark registration, copyright, copyright application, domain name or domain name application included within the Owned IP has issued or is pending have been timely paid.  None of the patents or patent applications in the Owned IP is involved in or the subject of any opposition, interference, reexamination, cancellation or other legal or governmental proceeding in any jurisdiction, and, to the best of Avica’s knowledge, there has been no threat or other indication that any such proceeding will hereafter be commenced.

9.1.9       (i) The development, manufacture, marketing, use, sale, distribution, import, export or other commercial exploitation of any of the Avica Products or Licensed Products by Avica, in each case in connection with the operation of the business of Avica as it has been conducted to date, does not infringe upon, misappropriate, violate, dilute (with respect to any Marks) or otherwise constitute the unauthorized use of, the Intellectual Property Rights of any third party; and (ii) no claim is pending or, to the best of Avica’s knowledge, threatened against Avica alleging any of the foregoing.

9.1.10     To the best of Avica’s knowledge, no third party is engaging in any activity that infringes or misappropriates the Licensed IP.

9.1.11     Avica is not a party to any verbal contract, agreement or arrangement, except as set forth on Exhibit C (“Existing Verbal Agreements”).  A summary of the material terms and conditions of such Existing Verbal Agreements is set forth on Exhibit C.

9.1.12     (i) Avica has all necessary rights in the Licensed Products to grant DTS the licenses and rights set forth herein; (ii) the licenses, including the Exclusive License, and rights granted in this Agreement do not conflict with, or result in any violation of, or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under the terms of any agreement between Avica and any third party; (iii) DTS shall not be required to seek permissions from or make payments to any third parties in order to exercise the license rights to the Licensed Products set forth herein;

(iv) the Avica Products are not libelous and do not violate any rights of privacy and/or publicity of any third party; and (v) no instruction, advice or information contained in the Avica Products is injurious to the end user.

9.1.13     Each hardware component of the Avica Products (other than commercially available third-party components) is free from Errors and material defects in materials and workmanship.

9.1.14     The Avica Products substantially conform to the functionality described in the Documentation.

9.1.15     Personnel of Avica shall be available to consult with respect to the Licensed Products with DTS and its personnel, at such times and for such periods as DTS may reasonably request during the Transition Period.

9.1.16     In the development of the Licensed Products and their content, all laws, statutes, ordinances, rules and regulations of each country, state, city or other political entity having jurisdiction over development of the Licensed Products were fully complied with.

9.1.17     The credit, attribution and/or acknowledgement lists and other materials delivered by Avica to DTS under this Agreement are true, accurate and complete in all material respects, and DTS shall incur no liabilities to any third parties arising out of the use of such lists and materials pursuant to DTS’ license rights in the Licensed Products.

9.1.18     Avica has not and will not take any actions that: (i) assign, delegate or transfer, or purport to assign, delegate or transfer, any of the Licensed IP to any third party; (ii) create, or purport to create, any obligation on behalf of DTS; or (iii) grant, or purport to grant, any rights or immunities to any third party under DTS’ Intellectual Property Rights or other proprietary rights.

9.1.19     Avica has disclosed and delivered to DTS all books, records, files, documents and agreements of Avica related to the Licensed IP, Licensed Products and Licensed Services, including, all documentation related to Intellectual Property Rights registrations or applications, or any and all Permitted Encumbrances thereon.

9.1.20     Avica shall comply with all applicable laws and regulations with respect to its performance under this Agreement.

9.2                               DTS hereby represents, warrants and covenants to Avica that:

9.2.1       DTS has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms and conditions hereof.

9.2.2       DTS shall comply with all applicable laws and regulations with respect to its performance under this Agreement.

9.3          These representations and warranties shall be deemed to have been given by the parties at execution of this Agreement and, with respect to each Deliverable provided hereunder, upon delivery of such Deliverable pursuant to this Agreement.  These representations and warranties shall survive expiration or termination of this Agreement.

9.4          THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, AND EXCEPT FOR THE EXPRESS WARRANTIES OR CONDITIONS STATED IN THIS AGREEMENT, THE PARTIES MAKE NO ADDITIONAL WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED.  IN PARTICULAR, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 9, ANY AND ALL WARRANTIES AND CONDITIONS OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED.

10                                  INDEMNIFICATION

10.1                        Indemnity.

10.1.1     Avica will, at its sole expense and upon DTS’ written request, defend DTS, including its successors and assigns, and their respective directors, officers, employees, agents, customers, affiliates, and distributors (collectively, “DTS Indemnitees”), from and against any and all suits, claims, actions, demands or proceedings asserted against any DTS Indemnitee, and Avica will pay, indemnify and hold harmless each DTS Indemnitee from any and all liabilities, damages, losses, judgments, settlements, costs or expenses, including attorney’s fees, incurred by or assessed against, any DTS Indemnitee, to the extent the same arise out of any (i) actual or alleged, direct, contributory or other infringement or misappropriation by Avica or any Avica Product upon any Intellectual Property Right, contractual or other rights of any third party; (ii) breach of any of Avica’s representations or warranties in this Agreement; (iii) bodily harm (including death) or any property damage caused by the Avica Products (excluding hardware components in such Avica Products that are either purchased from third parties or licensed pursuant to Third Party Licenses) manufactured on or prior to the License Closing, (iv) violation by Avica of any applicable law, rule or regulation; or (v) the negligence, misrepresentation, or error or omission on the part of Avica or any employee, agent or representative of Avica.

10.1.2     DTS will, at its sole expense and upon Avica’s written request, defend Avica, including its successors and assigns, and their respective directors, officers, employees, agents, customers, affiliates, and distributors (collectively, “Avica Indemnitees”), from and against any and all suits, claims, actions, demands or proceedings asserted against any Avica Indemnitee, and DTS will pay, indemnify and hold harmless each Avica Indemnitee from any and all liabilities, damages, losses, judgments, settlements, costs or expenses, including attorney’s fees, incurred by or assessed against, any Avica Indemnitee, to the extent the same arise out of any (i) third party claim that a Licensed Product infringes such third party’s Intellectual Property Rights, where such claim would have been avoided by the exclusive use of the Avica Products; or (iii) breach of any of DTS’ representations or warranties in this Agreement.

10.1.3     If a party becomes aware of any such claim subject to indemnification hereunder, the party will provide the other party with reasonably prompt notice of the claim and reasonable cooperation in the defense thereof.  Neither party will settle any such claim without the other party’s written consent, which will not be unreasonably withheld.  The indemnified party will have the right to approve the counsel selected by the indemnifying party to defend any such claim (such approval not to be unreasonably withheld) and will also have the right to have its own counsel participate in the defense of any such claim at its own expense.

10.2        Duty to Correct.  In addition to Avica’s indemnification obligations, if DTS reasonably believes or it is determined that any of the Avica Products may have violated a third party’s Intellectual Property Rights, Avica will, at its option and sole risk and expense:  (i) procure for DTS the rights to continue exploiting the licenses and rights granted herein; or (ii) modify the subject Avica Products so that they become non-infringing.  Any such replacement or modification must substantially conform to the Specifications and the Documentation.

10.3        Covenant Not to Sue.  During the License Term, Avica covenants that it will not, without the prior written consent of DTS, assert against DTS, any DTS affiliate or any DTS licensee, end user, distributor, representative, licensee or customer, a claim of direct or indirect patent or other Intellectual Property Right infringement arising from the exercise of the licenses and rights granted herein or sale, use, distribution or other disposal of the Licensed Products, Licensed Services, Derivative Works, Documentation or any DTS product or service.

11                                  PROSECUTION AND MAINTENANCE OF LICENSED IP

During the License Term, subject to the other provisions set forth in this Section 11, DTS shall have sole control of, and be responsible for, filing, prosecution and maintenance of the Licensed IP, and DTS shall pay the expenses thereof.  Avica agrees to cooperate with DTS in such preparation, filing, prosecution and maintenance of the Licensed IP, and DTS shall consult with Avica and/or its inventors regarding material issues during prosecution.  During the License Term, Avica hereby grants DTS an irrevocable power of attorney to undertake such activities and to execute and file all instruments necessary or appropriate in connection therewith.  Upon reasonable request by Avica, DTS shall make available to Avica copies of any significant documents that DTS receives from or sends to any relevant intellectual property offices including, without limitation, any official actions, responses, notices of interferences, re-examinations, oppositions or requests for patent term extensions.  Upon receipt of a notice of allowance of a pending patent application in the Licensed IP in existence of as of the Agreement Date, and in the event that DTS intends to elect not to file a continuation or divisional in connection with such patent application prior to the issuance of the related patent, (i) DTS shall provide written notice of such election to Avica; and (ii) DTS shall pay the issue fee relating to such patent application no earlier than thirty (30) days following the date of such written notice to Avica; and (iii) Avica shall have the right at its sole cost and expense to file and prosecute one or more continuation or divisional patent applications (each an “Additional Patent Application”) claiming priority to such patent application.  In the event that Avica exercises its rights under this Section 11 to file and prosecute any Additional Patent Applications, such Additional Patent Applications, and any patents that issue thereon, shall be deemed to be Licensed IP for purposes of this Agreement.

12                                  ENFORCEMENT ACTIONS

12.1        During the License Term, if a third party infringes or allegedly infringes any Intellectual Property Rights in the Licensed IP within Field, DTS shall have the right, but not the obligation, to prosecute the infringer by appropriate legal proceedings; provided that DTS shall inform Avica of all developments in such proceedings.  DTS shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers that DTS initiates.  Avica agrees to cooperate in all reasonable respects with any enforcement proceedings at the request of DTS, and at DTS’ expense.  Avica may be represented by Avica’s counsel in any such legal proceedings, at Avica’s own expense (subject to reimbursement under this Section 12), acting in an advisory but not controlling capacity. The prosecution, settlement or abandonment of any proceeding under this Section 12 shall be at DTS’ reasonable discretion, provided that DTS shall not grant any rights in or to any of the Licensed IP in excess of the rights licensed to DTS hereunder. Recoveries collected by DTS shall be paid (i) first, to DTS in the amount of all documented and reasonable out-of-pocket costs and expenses (including attorneys fees) incurred by DTS in such action, (ii) then to Avica to reimburse Avica for its documented and reasonable out-of-pocket costs and expenses (including attorneys fees) incurred in cooperating with DTS in such action as requested by DTS, and (iii) for the remainder, if any, the recovery shall be paid to DTS.

12.2        In the event that (i) DTS’ general counsel in his reasonable opinion believes that a third party infringes one of the Key Marks and (ii) DTS does not intend to exercise its rights to prosecute such third party by appropriate legal proceedings, then (a) DTS shall provide written notification to Avica, and (b) Avica shall have the right at its sole cost and expense to communicate with and prosecute such third party by appropriate legal proceedings with respect to such potential infringement, and all recoveries obtained by Avica in connection therewith shall belong exclusively to Avica.

12.3        In the event that (i) DTS’ general counsel knows that a third party is infringing a patent in the Licensed IP and (ii) DTS does not intend to exercise its rights to prosecute such third party by appropriate legal proceedings or otherwise enter into an agreement with such third party, then (a) DTS shall provide written notification to Avica; provided, however, that DTS shall be obligated to provide written notification to Avica under this Section 12 only upon the first single occurrence of such infringement for each patent in the Licensed IP; and (b) Avica shall have the right at its sole cost and expense to communicate with and prosecute such third party by appropriate legal proceedings with respect to such potential infringement, and all recoveries obtained by Avica in connection therewith shall belong exclusively to Avica.

13                                  RELATIONSHIP OF PARTIES

The parties to this Agreement are independent contractors.  Nothing in this Agreement shall be construed as establishing any relationship of representatives, partnership, joint venture, employment, franchise or agency between the parties.  Neither party will have the power to bind the other or incur obligations on the other party’s behalf without the other party’s written consent.

14                                  NOTICES AND REQUESTS

 All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):

AVICA:	Avica Technology Corporation
1201 Olympic Blvd.
Santa Monica, CA 90404
Attention: Nicholas J. Clay
Telephone:	(310) 985-9840

with a copy to:

Mitchell Silberberg & Knupp LLP
11377 West Olympic Blvd.,
Los Angeles, CA 90064
Attention: Jan Powers, Esq.
Telephone:	(310) 312-3257
Facsimile:	(310) 231-8357

DTS:	DTS, Inc.
5171 Clareton Drive
Agoura Hills, CA 91301
Attention: General Counsel
Telephone:	(818) 706-3525
Fax:	(818) 827-2470

with a copy to:

Heller Ehrman LLP
4350 La Jolla Village Drive
San Diego, CA 92122
Attention: Kirt Shuldberg, Esq.
Telephone:	(858) 450-8400
Facsimile:	(858) 450-8499

15                                  CLOSING

15.1        Closing.   The closing under this Agreement (the “License Closing”) will take place at 10:00 a.m., Pacific Standard Time, on a date to be specified by the parties, which shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the License Closing) set forth in Section 15.2, unless another time or date is agreed to by the parties (the “License Closing Date”).  The License Closing will be held at the offices of Heller Ehrman, 4350 La Jolla Village Drive, 7th Floor, San Diego, CA  92122, or such other location as the parties hereto shall agree to in writing.  If the conditions precedent set forth in Section 15.2 are satisfied as of execution of this Agreement, the License Closing will be deemed to occur on the date of execution.

15.2        Conditions Precedent.  DTS’ obligation to effect the License Closing is subject to the satisfaction or waiver on or prior to the License Closing Date of the following conditions:

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16                                  TERM; TERMINATION

16.1                        License Term.

16.1.1     The term of the Exclusive License shall commence upon the License Closing and shall last until three years following completion by Avica of the Clean-up Conditions set forth in Section 16.2 to the reasonable satisfaction of DTS (the “License Term”).

16.1.2     Notwithstanding the foregoing or anything else to the contrary in this Agreement, once a Licensed Product is sold or a Licensed Service is rendered to a third party, the Exclusive License shall be deemed to be perpetual with respect to that particular unit or instance of the Licensed Product or Licensed Service without regard to the License Term.

16.2        Clean-up Conditions.  For purposes of this Agreement, the term “Clean-up Conditions” means the completion by Avica of all of the following conditions, as acknowledged in writing by DTS, which acknowledgement shall not be unreasonably withheld:

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16.3        Survival.  In the event of expiration or termination of this Agreement, Sections 1, 3.1 but only to the extent set forth in Section 16.1.2, 4, 7 (only with respect to any unpaid payments thereunder), 8, 9, 10, 16.1.2, 16.3, 16.4, 16.7, 17, 18 and 19 shall survive this Agreement for a period of two (2) years.

16.4        Effect of Termination Due to Bankruptcy.  This Agreement constitutes a license of intellectual property as defined in Section 101(35a) of the Bankruptcy Code that is executory in nature until terminated.  If this Agreement is rejected in any bankruptcy proceeding, then in addition to all other rights hereunder, the parties agree that DTS will be entitled to all rights under Section 365(n) of the Bankruptcy Code, including the embodiment of Intellectual Property Rights and any updates and enhancements created after the date of this Agreement.

16.5        Termination of Option Agreement.  This Agreement shall automatically terminate if DTS unilaterally terminates the Option Agreement or if the Option Agreement expires unexercised.

16.6        Termination by Mutual Written Consent.  This Agreement may be terminated upon the mutual written consent of the parties.

16.7        Effect of Termination or Expiration.  Upon expiration or termination of this Agreement or the License Term, subject only to the provisions of Section 16.1.2 of this Agreement, (i) except as set forth below, all licenses hereunder shall immediately terminate; (ii) DTS shall immediately cease all use of the Licensed IP; and (iii) DTS shall immediately cease all production, distribution, use, sales, offers for sale, importing, exporting or other activities with respect to any product or service that includes, embodies or infringes upon any of the Licensed IP.  Notwithstanding the foregoing, termination or expiration of this Agreement shall not affect:  (a) the rights and obligations of either party with respect to Licensed Products sold prior to expiration or termination; (b) any obligations imposed by this Agreement that expressly survive expiration or termination; (c) any liability for damages resulting from an actionable breach; (d) any licenses or sublicenses granted to customers or end users under this Agreement, which shall survive any expiration or termination of this Agreement in accordance with their terms; and (e) DTS’ ability to exercise the licenses and rights granted hereunder as necessary to provide technical support and maintenance for its customers or end users with respect to the licenses or sublicenses granted prior to such expiration or termination.

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18                                  LIMITATION OF LIABILITY

WITH THE EXCEPTION OF EITHER PARTIES’ CONFIDENTIALITY (SECTION 8) OR INDEMNITY (SECTION 10) OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, RELATING TO THE PRODUCT, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING LOST PROFITS OR LOST GOODWILL AND WHETHER BASED ON BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR STRICT LIABILITY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

19                                  GENERAL

19.1        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the matters referred to herein are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the matters referred to herein be consummated as originally contemplated to the fullest extent possible.

19.2        Entire Agreement; Assignment.  This Agreement, together with the Related Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  DTS shall have the right to assign all of its rights and obligations under this Agreement to any entity which is, at the time of assignment, an Affiliate of DTS, notwithstanding that the assignee may not continue to be an Affiliate of DTS thereafter; provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder.  In the event of such an assignment, all rights and obligations of DTS hereunder shall be deemed to be rights and obligations of such assignee.  DTS or its assignee shall also have the right to assign all of its rights and obligations under this Agreement to any person that acquires a majority by voting power of all of the capital stock, or substantially all of the assets, of DTS or its assignee or the division or business unit of DTS or its assignee responsible for the business of Avica; provided, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.  Avica shall not assign, delegate or transfer its rights and obligations under this Agreement to any third party without the prior written consent of DTS.  For purposes of this Agreement, an “assignment” by Avica under this Section 19.2 shall be deemed to include each of the following: (a) a change in beneficial ownership of Avica of greater than twenty percent (20%) (whether in a single transaction or series of transactions); (b) a merger of Avica with another party, whether or not Avica is the surviving entity;

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(c) the acquisition of more than twenty percent (20%) of any class of Avica’s voting stock (or any class of non-voting security convertible into voting stock) by a person who is not currently a shareholder of Avica (whether in a single transaction or series of transactions); and (d) the sale of more than twenty percent (20%) of Avica’s assets (whether in a single transaction or series of transactions); provided, however, that an assignment shall not be deemed to include (i) any change in beneficial ownership resulting from the conversion of convertible securities, outstanding as of the Agreement Date, by existing Avica Stockholders, or (ii) any change in beneficial ownership resulting from a transfer of Avica shares made in compliance with Avica’s Bylaws, as in effect on the Agreement Date, to any third party who is not in DTS’ judgment a competitor or potential competitor of DTS and so long as each permitted transferee agrees in writing to be bound by and comply with the terms and conditions of the Voting Agreement as if such transferee were a Shareholder (as defined in such Voting Agreement) and a signatory to such Voting Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

19.3        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

19.4        Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that state.

19.5        Consent to Jurisdiction.  Avica and DTS consent to jurisdiction and venue in the state and federal courts in Los Angeles, California.

19.6        Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

19.7        Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

19.8        Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the Asset Purchase by Avica shall be paid by Avica.  All costs and expenses incurred in connection with this Agreement and the Asset Purchase by DTS shall be paid by DTS.

19.9        Amendment.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of the parties.

19.10      Waiver.  At any time prior to the License Closing, DTS and Avica may agree to (i) extend the time for the performance of any obligation or other act of the other party hereto, (ii) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by the other, as the case may be, with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

19.11      Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law, in equity or otherwise.

19.12      Force Majeure.  Except with respect to the payment of money, neither party will be responsible for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, raw materials or supplies, war, riot, act of God or governmental action.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Agreement Date by their duly authorized representatives.

DTS, INC.

/s/ Jon E. Kirchner
Name:	Jon Kirchner
Title:	President and Chief Executive Officer

AVICA TECHNOLOGY CORPORATION

/s/ Nicholas J. Clay
Name:	Nicholas J. Clay
Title:	Chairman and Chief Executive Officer

EXHIBIT A

Intentionally Omitted.

EXHIBIT B

AVICA MARKS

Intentionally Omitted.

EXHIBIT C

EXISTING VERBAL AGREEMENTS

Intentionally Omitted.

SCHEDULE 9.1

Intentionally Omitted.